As filed with the Securities and Exchange Commission on October 28, 2010

Registration No. 333-161743

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Magma Design Automation, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0454924
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1650 Technology Drive

San Jose, California 95110

(Address, Including Zip Code, of Principal Executive Offices)

Magma Design Automation, Inc.

2001 Stock Incentive Plan

(Full Title of the Plan)

Rajeev Madhavan

Chief Executive Officer

Magma Design Automation, Inc.

1650 Technology Drive

San Jose, California 95110

(408) 565-7500

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

David A. Krinsky, Esq.

O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

Magma Design Automation, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission) on September 4, 2009 (Commission File No. 333-161743 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Magma Design Automation, Inc. 2001 Stock Incentive Plan, as amended (the “2001 Plan”). A total of 2,742,850 shares of Common Stock were initially registered for issuance under the Registration Statement with respect to the 2001 Plan.

The Registrant has since adopted a new equity incentive plan, the Magma Design Automation, Inc. 2010 Stock Incentive Plan (the “2010 Plan”). No new awards may be granted under the 2001 Plan as of September 23, 2010, the date the Registrant’s stockholders approved the 2010 Plan. According to the terms of the 2010 Plan, the shares of Common Stock that were available for grant under the 2001 Plan, but not actually subject to outstanding awards, as of September 23, 2010 are available for issuance under the 2010 Plan. The total number of shares of Common Stock available for grant under the 2001 Plan, but not actually subject to outstanding awards, on September 23, 2010 was 4,421,898 (referred to herein as the “Carryover Shares”). Of the total number of shares covered by the Registration Statement with respect to the 2001 Plan, 1,250,176 constitute Carryover Shares and are hereby deregistered. The Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2010 Plan, including but not limited to the Carryover Shares (the “New Registration Statement”).

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission’s Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the 2001 Plan to the 2010 Plan, and (ii) to carry over the registration fees paid for the portion of the Carryover Shares that were covered by the Registration Statement from the Registration Statement to the New Registration Statement that is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on October 21, 2010.

MAGMA DESIGN AUTOMATION, INC.

By:	/S/ RAJEEV MADHAVAN
Rajeev Madhavan
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RAJEEV MADHAVAN Rajeev Madhavan	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 21, 2010

/S/ PETER S. TESHIMA Peter S. Teshima	Corporate Vice President - Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 18, 2010

/S/ ROY E. JEWELL Roy E. Jewell	President, Chief Operating Officer and Director	October 19, 2010

/S/ KEVIN C. EICHLER Kevin C. Eichler	Director	October 14, 2010

/S/ GOVIND KIZHEPAT Govind Kizhepat	Director	October 19, 2010

/S/ SUSUMU KOHYAMA Susumu Kohyama	Director	October 18, 2010

/S/ THOMAS M. ROHRS Thomas M. Rohrs	Director	October 18, 2010

/S/ DAVID SUGISHITA David Sugishita	Director	October 13, 2010